Exhibit 99.3

745 Seventh Avenue New York, NY 10019 United States

October 12, 2018

CONSENT OF BARCLAYS CAPITAL INC.

We hereby consent to (i) the inclusion of our opinion letter, dated August 22, 2018, to the Board of Directors of Blue Ridge Mountain Resources, Inc. (the “Company”), as an Annex to the consent solicitation statement/information statement/prospectus that forms a part of the Registration Statement on Form S-4 of Eclipse Resources Corporation (“Eclipse”), as filed by Eclipse on October 12, 2018 (the “Registration Statement”), relating to the proposed business combination transaction between the Company and Eclipse and (ii) the references in the Registration Statement to such opinion and our firm in the Registration Statement under the headings “Summary—Opinions of Financial Advisors,” “Risk Factors,” “The Merger—Background of the Merger,” “The Merger—Recommendation of the BRMR Board and Reasons for the Merger,” “The Merger—Opinion of Barclays, BRMR’s Financial Advisor,” “The Merger—BRMR Unaudited Forecasted Financial Information,” “Annex A—Agreement and Plan of Merger, dated as of August 25, 2018” and “Annex C—Opinion of Barclays Capital Inc.”

In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the rules and regulations adopted by the U.S. Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the U.S. Securities Act of 1933, as amended, or the rules and regulations of the U.S. Securities and Exchange Commission thereunder.

Very truly yours,

BARCLAYS CAPITAL INC.

By:	/s/ Robert Edgell
Name:	Robert Edgell
Title:	Managing Director